Exhibit 99.1

CTE PETROCHEMICALS COMPANY
FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Partners of
CTE Petrochemicals Company

We have audited the accompanying financial statements of CTE Petrochemicals Company, which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income (loss), partners' capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CTE Petrochemicals Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

As part of our audits of the 2012 and 2011 financial statements, we have also audited the adjustments to the 2010 financial statements to retrospectively apply the change in presentation of the statement of comprehensive income (loss) of all periods presented, as discussed in Note 3 to the financial statements. In our opinion, such retrospective adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2010 financial statements of the Company other than with respect to the retrospective presentation and, accordingly, we do not express an opinion or any other form of assurance on the 2010 financial statements taken as a whole.

/s/ BDO USA, LLP

Dallas, Texas
February 8, 2013

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Partners of
CTE Petrochemicals Company

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 3 to the financial statements of CTE Petrochemicals Company (the "Company"), the statements of operations, partners' capital, and cash flows for the year ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 3 to the financial statements, present fairly, in all material respects, the results of CTE Petrochemicals Company's operations and cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting discussed in Note 3 to the financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 10, 2011

CTE PETROCHEMICALS COMPANY
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Equity in net earnings of Ibn Sina	$267,172	$232,250	$161,704
Administrative expenses	(67)	(119)	—
Withholding tax expense	(12,712)	(11,329)	(7,698)
Net earnings	$254,393	$220,802	$154,006

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Net earnings	$254,393	$220,802	$154,006
Other comprehensive income (loss)
Pension and postretirement benefits	(700)	(5,642)	(527)
Total other comprehensive income (loss), net of tax	(700)	(5,642)	(527)
Total comprehensive income, net of tax	$253,693	$215,160	$153,479

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY
BALANCE SHEETS

	As of December 31,
	2012	2011
	(In thousands)
Assets
Current assets
Cash	$71	$68
Total current assets	71	68

Investment in Ibn Sina	156,048	143,827

Total assets	$156,119	$143,895

Liabilities and Partners' Capital
Current liabilities
Accrued liabilities	$60	$55
Total current liabilities	60	55

Partners' capital	156,059	143,840

Total liabilities and partners' capital	$156,119	$143,895

See the accompanying notes to the financial statements

CTE PETROCHEMICALS COMPANY
STATEMENTS OF PARTNERS' CAPITAL

	2012			2011			2010
	Texas			Texas			Texas
	Eastern	Elwood		Eastern	Elwood		Eastern	Elwood
	Arabian	Insurance		Arabian	Insurance		Arabian	Insurance
	Ltd.	Ltd.	Total	Ltd.	Ltd.	Total	Ltd.	Ltd.	Total
	(In thousands)			(In thousands)			(In thousands)
Partners' Capital
Balance as of the beginning of the period	$73,256	$77,976	$151,232	$72,344	$73,195	$145,539	$72,748	$72,747	$145,495
Net earnings	127,197	127,196	254,393	110,401	110,401	220,802	77,003	77,003	154,006
Net dividends	(121,750)	(119,724)	(241,474)	(109,489)	(105,620)	(215,109)	(77,407)	(76,555)	(153,962)
Balance as of the end of the year	78,703	85,448	164,151	73,256	77,976	151,232	72,344	73,195	145,539

Accumulated Other Comprehensive Income (Loss), Net
Balance as of the beginning of the period	(3,696)	(3,696)	(7,392)	(875)	(875)	(1,750)	(612)	(611)	(1,223)
Pension and postretirement benefits	(350)	(350)	(700)	(2,821)	(2,821)	(5,642)	(263)	(264)	(527)
Balance as of the end of the period	(4,046)	(4,046)	(8,092)	(3,696)	(3,696)	(7,392)	(875)	(875)	(1,750)
Total Partners' Capital	$74,657	$81,402	$156,059	$69,560	$74,280	$143,840	$71,469	$72,320	$143,789

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Operating activities
Net earnings	$254,393	$220,802	$154,006
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in net earnings of Ibn Sina	(267,172)	(232,250)	(161,704)
Dividends received	254,251	226,570	176,159
Income taxes payable	—	—	(14,499)
Accrued liabilities	5	55	—
Net cash provided by operating activities	241,477	215,177	153,962
Financing activities
Dividends paid	(241,474)	(215,109)	(153,962)
Net cash used in financing activities	(241,474)	(215,109)	(153,962)
Net change in cash and cash equivalents	3	68	—
Cash and cash equivalents at beginning of period	68	—	—
Cash and cash equivalents at end of period	$71	$68	$—

See the accompanying notes to the financial statements.

CTE PETROCHEMICALS COMPANY
NOTES TO FINANCIAL STATEMENTS

1.	Description of the Company and Basis of Presentation

CTE Petrochemicals Company (“CTE” or the “Company”) is a common general partnership (the “Partnership”) which was formed on January 27, 1981 pursuant to the laws of the Cayman Islands, British West Indies. The original partners, Celanese Arabian Inc. ("Celanese Arabian") and Texas Eastern Arabian Ltd. (“Texas Eastern”), a wholly owned subsidiary of Duke Energy Corporation (“Duke”), each acquired an equal ownership interest in CTE. Through a series of transactions, Elwood Insurance Limited (“Elwood”), a wholly owned subsidiary of Celanese Corporation (“Celanese”), acquired Celanese Arabian's original interest in CTE, and Celanese and Duke continue to have an equal ownership interest, including profit and loss distribution, through their respective subsidiaries, Elwood and Texas Eastern.

CTE's primary asset is its 50% investment in National Methanol Company (“Ibn Sina”). Ibn Sina, a Saudi limited liability company registered under the laws of Saudi Arabia, is owned equally by CTE and Saudi Basic Industries Corporation (“SABIC”), a privately-held Saudi Arabian joint stock company. Ibn Sina was formed in 1981 and is in the business of operating a petrochemical complex which produces methanol and methyl tertiary butyl ether (“MTBE”).

On April 1, 2010, Elwood, Texas Eastern and SABIC expanded the scope of Ibn Sina to include the creation of a polyacetal (“POM”) production facility and extended the term of the joint venture to 2032. The capital required to build the POM plant is funded equally by SABIC and CTE. Elwood and Texas Eastern provide 65% and 35%, respectively, of the POM funding requirements of CTE. Once the POM plant becomes commercially operational, which is estimated to be completed in 2015, CTE's respective earnings will be split 65% and 35% to Elwood and Texas Eastern, respectively. However, the partners' equal ownership percentage in CTE will remain unchanged. Elwood and Texas Eastern will continue to share the power to direct the activities that most significantly impact the Company's economic performance. SABIC will continue to have 50% ownership in Ibn Sina, including its respective share of profits and losses.

Basis of Presentation

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for all periods presented.

2.	Summary of Accounting Policies

•	Estimates and assumptions

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses These estimates, based on best available information at the time, could differ from actual results.

•	Investment in Ibn Sina

The Company accounts for its investment in Ibn Sina using the equity method of accounting as it has the ability to exercise significant influence over operating and financial policies of Ibn Sina, but does not exercise control. Under the equity method, the investment, originally recorded at cost, is adjusted to recognize the Company's share in net earnings or losses of Ibn Sina and reduced by dividends received.

The Company assesses the recoverability of the carrying value of its investment whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. A loss in value of an equity-method investment which is other than a temporary decline will be recognized as the difference between the carrying amount of the investment and its fair value, and such loss, if any, would be charged to earnings. No such losses have been recognized.

•	Dividends

The Company records dividends when received as reduction of its investment. Historically, Ibn Sina has distributed a substantial portion of the after tax earnings to its partners. CTE remits the dividends to its partners, Elwood and Texas Eastern, simultaneously when received from Ibn Sina.

•	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) is the Company's share of Ibn Sina's gains or losses for pension and postretirement benefits that are not recognized immediately as a component of net periodic pension cost.

3.	Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, Presentation of Comprehensive Income, an amendment to FASB Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. The update gives companies the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in separate but consecutive statements. The amendments in the update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This amendment also required an entity to present on the face of the financial statements adjustments for items that are reclassified from accumulated other comprehensive income to net income; however, in December 2011 the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. The update defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. The Company adopted ASU 2011-05 and ASU 2011-12 beginning January 1, 2012 and amendments have been applied retrospectively for all prior periods presented.

4.	Investment in Ibn Sina

The following are summarized US GAAP financial statement results of Ibn Sina as of and for the years ended December 31 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Total Assets	$551,500	$529,100	$480,263
Debt	—	—	—
Total Liabilities	231,958	222,123	183,977
Net Sales	1,345,146	1,242,616	930,617
Operating Profit	665,050	576,476	387,722
Net Income	591,487	515,650	343,639
The laws of Saudi Arabia require different allocations of income taxes to capital balances based upon the respective partner's country of domicile. Accordingly, CTE's percentage of Ibn Sina's net income in equity is not proportioned to its ownership percentages.

5.	Taxes

The financial statements reflect no provision or liability for income taxes because the Company's financial results are included in the income tax returns of the Partners for the years ended December 31, 2012, 2011 and 2010. The Company incurs withholding tax from the Saudi Arabian government at a rate of 5% on dividends received from its investment in Ibn Sina. Withholding taxes are reported as withholding tax expense on the Company's statements of operations when dividends are received. Amounts shown as withholding tax expense were paid to the Saudi Arabian government in the respective periods presented. For the years ended December 31, 2012 and 2011 taxes paid were $12.7 million and $11.3 million, respectively.

The Company adopted the provisions of FASB ASC 740, Income Taxes (originally issued as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes), which clarifies the accounting and disclosure for uncertainty in income tax positions, as defined, on January 1, 2007. Based on the Company's review, a reserve of $19.3 million related to Saudi Arabia corporate income tax on the Company's share of Ibn Sina earnings for tax years 1997 to 2003 was required. The tax reserve was recorded through income tax expense on the Company's financial statements prior to the adoption of FASB ASC 740 and no cumulative effect adjustment was required at adoption. Upon receiving a final tax assessment from the Saudi Arabian tax authority in 2009, the Company reversed $4.7 million of the tax reserve. The remaining $14.5 million was paid in the first quarter of 2010.

6.	Subsequent Events

Subsequent events were updated through February 8, 2013, the date at which the financial statements were available to be issued.